Exhibit 99.1

                   healthcare solutions for a new generation SM

3420 Fairlane Farms Road, Suite C ♦  Wellington, Florida  33414  ♦   561.798.9800 (office)  ♦   561.296.3456 (fax)

The Quantum Group Announces Filing of Four New Provisional Patents

Further enhances recently deployed PWeR™ platform

WELLINGTON, Fla. (September 10, 2008) - The Quantum Group, Inc. (AMEX:QGP) (www.QuantumMD.com), a Wellington, Florida based healthcare organization, announced the filing of four new provisional patents to enhance the proprietary PWeR™ platform developed by the Company and to drive greater efficiencies within the healthcare industry.

The PWeR platform is an industry-wide, web-based healthcare information system that has been recently deployed to serve the management needs of healthcare professionals throughout Florida. These new patents support technology that is intended to enhance the capabilities of this system  improving prescription accuracy; to offer real-time updates of patient records; streamlining inventory management of supplies within a healthcare provider’s facility; and customizing the PWeR system for each user in order to provide for a more efficient and productive experience. The Company is positioning itself to lead as an innovator with its 13 provisional patents, all designed to transform the healthcare industry at-large by offering personalized processes and solutions for healthcare providers to positively impact the quality of patient care.

Pete Martinez, Senior Vice President, Chief Technology and Innovations Officer of the Quantum Group, stated, “These four new provisional patents build upon our strategy to introduce the most innovative means of communicating within the healthcare industry.   Through our unique electronic information system and technology, we are helping to revolutionize the healthcare industry by making communications and document management more efficient and cost-effective.    While our patented technologies are going a long way to serve the needs of healthcare professionals, in the end, we are serving the needs of patients as our tools facilitate better care.  Innovative navigation tools, prescription checking, patient record management and predictive modeling are all needed in healthcare.  Our ability to deliver these technologies demonstrates the strength of our platform and the opportunities that lie ahead with our new patents.”

Martinez continued, “The $2.3 trillion U.S. healthcare industry presents a strong need for better quality and productivity.  The lack of automation in this industry is exemplified by the fact that most transactions are still being conducted by either phone, paper or fax. We have created the technological architecture to facilitate the interface between the healthcare industry and 21st century business models, processes and technologies.  Fundamentally, we have looked at healthcare through the eyes of the consumer (patient), provider (doctor) and scientist (researcher, educator) and created, what we believe, to be the simplest, most effective and knowledge-rich inventions for the healthcare industry.”

About The Quantum Group, Inc.

The Quantum Group provides business process solutions, service chain management, strategic consulting and leading edge technology innovations to the healthcare industry.

Through our dynamic patient-centric architecture, we empower the communication that is critical for the coordination of care and take aim at the $600 billion inefficiency gap in the United States healthcare industry. We are guided by a mission to develop efficiencies, improve the quality of patient care and achieve cost reductions for the nation’s largest and fastest growing industry.

We have developed leading-edge technology with the creation and deployment of a series of innovative patent-pending initiatives.  Through approximately 2,000 healthcare providers and multiple insurance company relationships under management, we are positioned to be a catalyst for change to the Florida healthcare industry.

Certain statements contained in this news release, which are not based on historical facts, are forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of 1995, and are subject to substantial uncertainties and risks in part detailed in the respective company’s Securities and Exchange Commission 10-KSB, 10-QSB, S-8 and 8-K filings (and amendments thereto) that may cause actual results to materially differ from projections. Forward-looking statements can be identified by the use of words such as “expects,” “plans,” “will,” “may,” “anticipates,” “believes,” “should,” “intends,” “estimates” and other words of similar meaning.  These statements are subject to risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied by these forward-looking statements.  Such risk factors include, without limitation, the ability of the Company to properly execute its business model, to raise substantial and immediate additional capital to implement its business model, to attract and retain executive, management and operational personnel,  to continue growing its patient base, to negotiate favorable current debt and future capital raises, to negotiate favorable agreements with a diversified provider base and to continue to supply the services needed by its HMO clients as well as physician clients.  The Company does not undertake any obligation to publicly update any forward-looking statements.  There can be no assurance that the provisional patents discussed in this press release will be granted by the US Patent and Trademark Office, or, if they are granted, they will not be challenged by third parties, or if not that we will be able to effectively use or commercialize such patents and/or we may not have the resources to deploy such technology. As a result, investors should not place undue reliance on these forward-looking statements.

FOR MORE INFORMATION, PLEASE CONTACT:

PR Financial Marketing

Jim Blackman: 713-256-0369

jim@prfmonline.com

or

The Quantum Group, Inc.

Danielle Amodio:  561.798.9800

damodio@quantummd.com